News Release

Contact:
Investors:	Ryan Richards 980-465-5000 | investors@truist.com
Aaron Reeves 336-733-2874 | investors@truist.com
Media:	Shelley Miller 704-692-1518 | media@truist.com

Truist announces increased capital flexibility for 2021

CHARLOTTE, N.C., (December 23, 2020) – Truist Financial Corporation (NYSE: TFC) today announced increased capital flexibility following the release of the second round of bank stress tests by the Federal Reserve. The Federal Reserve modified its prior restrictions on capital distributions, allowing Truist to maintain its per share common stock dividend and repurchase common stock, provided that the aggregate capital distributions do not exceed the average amount of the firm’s net income over the four preceding calendar quarters. The Federal Reserve would also allow Truist to redeem Tier 1 and Tier 2 capital instruments.

The Truist capital plan includes maintaining a first quarter 2021 dividend of $0.45 per common share, subject to approval by our Board of Directors at its January 2021 meeting.

The Truist Board of Directors authorized the repurchase of up to $2 billion of the company’s common stock beginning in the first quarter of 2021, as well as certain other actions to optimize Truist’s capital position. Management’s intention is to maintain an approximate 10% Common Equity Tier 1 ratio after taking into account strategic actions such as non-bank acquisitions or stock repurchases. Any stock repurchase activity will be informed by economic and regulatory considerations as well as Truist’s capital position, earnings outlook, and capital deployment priorities.

Kelly King, Truist Chairman and CEO, said “The latest stress test results demonstrate Truist’s sound capital and risk management practices. As it relates to capital deployment, our highest priority is to continue to meet the needs of our clients by reinvesting in our businesses. After that, our capital priorities are to maintain a strong and stable dividend and pursue strategic opportunities, followed by stock repurchases. Given continued economic uncertainty and our ongoing merger integration work, it is more important than ever to continue to manage our capital levels prudently.”

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $499 billion as of September 30, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

CAUTIONARY STATEMENTS
This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist under hypothetical Supervisory stress scenarios. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements. Forward-looking statements are not based on historical facts but instead relate to future results and occurrences, and therefore are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Truist’s future financial results will be influenced by actual economic and financial conditions and various other factors, including those described in Truist’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by its Quarterly Reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission, and available at www.sec.gov. Truist undertakes no obligation to revise or publicly update any forward-looking statements for any reason following the date of this report, except as required by law or regulation.